Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS FOURTH QUARTER NET INCOME OF $500 MILLION
OR $1.14 PER DILUTED SHARE

Riverwoods, IL, January 27, 2016 - Discover Financial Services (NYSE: DFS) today reported net income of $500 million or $1.14 per diluted share for the fourth quarter of 2015, as compared to $404 million or $0.87 per diluted share for the fourth quarter of 2014. The company's return on equity for the fourth quarter of 2015 was 18%.

Fourth Quarter Highlights

•	Total loans grew $2.4 billion, or 3.5%, from the prior year to $72.4 billion.

•	Credit card loans grew $1.8 billion, or 3.1%, to $57.9 billion and Discover card sales volume increased 2.6% from the prior year or approximately 5% excluding gas purchases.

•
Total net charge-off rate excluding PCI loans decreased 7 basis points from the prior year to 2.11% and the total delinquency rate excluding PCI loans over 30 days past due increased 1 basis point from the prior year to 1.67%.

•	Reserve build was $126 million in the quarter, up $24 million from the prior year.

•	Payment Services transaction dollar volume for the segment was $45.9 billion, down 10% from the prior year.

"We once again delivered a solid return on equity in the fourth quarter. While we achieved record annual originations in both Student Loans and Personal Loans, card loan growth was at the low end of our target range, slower than we'd like," said David Nelms, chairman and CEO of Discover. "We are taking steps to accelerate card loan growth in 2016 while staying disciplined on credit and continuing to execute on our Payments strategy."

Segment Results:

Direct Banking

Direct Banking pretax income of $767 million in the quarter increased $121 million, or 19%, from the prior year. The prior year results included two one-time items: a $178 million one-time charge related to the elimination of the credit card rewards forfeiture reserve and a $27 million charge related to a goodwill impairment associated with the Discover Home Loans unit that was subsequently closed.

Total loans ended the quarter at $72.4 billion, up 3.5% compared to the prior year. Credit card loans ended the quarter at $57.9 billion, up 3.1% from the prior year. Personal loans increased $483 million, or 9.6%, from the prior year and private student loans increased $253 million, or 3.0%, from the prior year. Excluding purchased student loans, private student loans grew $797 million, or 16.4%, from the prior year.

Net interest income increased $60 million, or 4%, from the prior year, driven by loan growth. Net interest margin was 9.75%, down 2 basis points from the prior year. Total yield was 11.60%, an increase of 7 basis points from the prior year primarily due to card portfolio mix. Interest expense as a percent of total loans increased 8 basis points from the prior year due to funding mix and higher rates.

Other income increased $122 million, or 43%, from the prior year despite the run-off in mortgage origination income and lower protection products revenue as the prior year other income included the one-time charge related to the elimination of the credit card rewards forfeiture reserve.

The delinquency rate for credit card loans over 30 days past due was 1.72%, down 1 basis point from the prior year and up 7 basis points from the prior quarter. Credit card net charge-off rate for the fourth quarter was 2.18%, down 8 basis points from the prior year and up 14 basis points from the prior quarter. The student loan net charge-off rate excluding purchased credit-impaired ("PCI") loans was 1.30%, down 10 basis points from the prior year. The personal loans net charge-off rate of 2.28% increased by 8 basis points from the prior year.

Provision for loan losses of $486 million increased $32 million from the prior year primarily due to a larger reserve build. The reserve build for the fourth quarter of 2015 was $128 million, versus a $101 million reserve build in the prior year.

Expenses increased $29 million, or 3%, from the prior year mostly driven by higher regulatory and compliance costs. Professional fees increased primarily due to $37 million in look back related anti-money laundering remediation expenses.

Employee compensation increased in part due to increased staffing driven in part by regulatory and compliance activities. The prior year expenses included the goodwill impairment charge related to the Discover Home Loans unit that was subsequently closed.

Payment Services

Payment Services pretax income was $21 million in the quarter, up $19 million from the prior year as the prior year included a $21 million charge from a fair value adjustment related to Diners Club Italy being classified as held-for-sale.

Payment Services transaction dollar volume was $45.9 billion, down 10% from the prior year. PULSE transaction dollar volume was down 14% year-over-year due to the loss of volume from a large debit issuer. Network Partners volume was up $1.0 billion, or 45%, from the prior year driven by AribaPay volume.

Share Repurchases

During the fourth quarter of 2015, the company repurchased approximately 8 million shares of common stock for $435 million. Shares of common stock outstanding declined by 1.8% from the prior quarter.

Conference Call and Webcast Information

The company will host a conference call to discuss its fourth quarter results on Wednesday, January 27, 2016, at 4:00 p.m. Central time. Interested parties can listen to the conference call via a live audio webcast at
http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers private student loans, personal loans, home equity loans, checking and savings accounts and certificates of deposit through its direct banking business. It operates the Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discover.com/company.

Contacts:

Investors:
Bill Franklin, 224-405-1902
williamfranklin@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company's ability to sustain and grow its non-card products; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, compliance and legal risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company's ability to remain organizationally effective; the company's ability to increase or sustain Discover card usage or attract new customers; the company's ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2014 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).